Exhibit 99.1

NEWS RELEASE Contact: (210) 293-7901 www.globalscape.com/company/contact.asp

GlobalSCAPE  Announces Rescheduling of Conference Call
and Revenue for First Six Months of 2008

SAN ANTONIO, TEXAS, August 14, 2008 – GlobalSCAPE, Inc. (AMEX: GSB), a leading developer of file centric software for the Internet, announced today that it has rescheduled its quarterly conference call, previously scheduled for August 14, 2008.  The conference call will now be held on August 19, 2008 at 4:00 p.m. Central Time.  GlobalSCAPE also announced that it had filed a Form 12b-25, Notification of Late Filing, with respect to the filing of its Quarterly Report on Form 10-Q ended June 30, 2008.  GlobalSCAPE anticipates that it will file the Form 10-Q on or before August 19, 2008.

GlobalSCAPE also announced its revenue results for the three and six months ended June 30, 2008.  Revenue for the three months and six months ended June 30, 2008 were $4,213,066 and $8,268,885, respectively.  This compares to revenue of $6,418,025 and $10,041,172, respectively, for the three and six months ended June 30, 2007.  The decrease was largely due to a non-recurrent sale to the U.S. Army for approximately $2.8 million that occurred during the second quarter of 2007.  Were it not for this non-recurring sale, revenue for the three month period ended June 30, 2008 would have increased by $595,000 and by $1,027,000 for the six months ended June 30, 2008.

David L. Mann, GlobalSCAPE’s interim President stated “We have previously announced that revenue in our core business would remain steady in a range of $4.0 million to $4.5 million per quarter for the first three quarters of this year.  We are pleased to report that revenue for the quarter ended June 30, 2008 was within this range and that revenue for the first six months of this year was also within this range.  In addition, as we announced earlier this year, we are in the process of introducing new products that we believe will help us increase our revenues by the fourth quarter of this year.  I am pleased to announce that we have added several significant products already this year.”

CuteSendIt.com, a Software as a Service (SaaS) solution launched in early July, is already getting traction.  The service helps our customers to easily send large files to their clients and business partners without the headache of email attachments.  We expect that CuteSendIt will not only build a steady source of recurring revenue through subscriptions, but will also be a source of new leads for our enterprise products.  So far, we have positive results on both fronts.  The CuteSendIt marketing strategy will continue to leverage the brand recognition of the CuteFTP product line.

EFT Server’s AS2 add-on module, also released in July, is receiving strong interest from prospects and customers. The AS2 module allows organizations to securely and reliably exchange Electronic Data Interchange (EDI) messages with their trading partners. AS2 expands EFT Server’s potential customer base beyond Manager File Transfer into the larger B2B Gateway and Enterprise Application Integration (EAI) market spaces.

CuteFTP Lite, released in August, is an entry-level FTP product with a very simple user interface, for customers who may not need the more advanced features of CuteFTP Home and Pro.  CuteFTP Lite also provides a lower-priced offering without devaluing our Home and Pro products.  This lower price point will allow GlobalSCAPE to pursue emerging markets more aggressively and will also allow us to pick up a greater portion of our trial users.

Mr. Mann added, “While we are always pleased to have large sales such as the sale to the U.S. Army which occurred in 2007, we believe that our core business will continue to grow, particularly as our new products gain market acceptance.”

About GlobalSCAPE

GlobalSCAPE, a provider of Global Managed File Transfer (MFT) solutions and wide-area file services (WAFS) technologies, delivers a modular approach to solving the enterprise challenges of security, bandwidth, latency and regulatory compliance. GlobalSCAPE’s products securely and efficiently move files such as financial data, medical records, customer files, intellectual property, and other sensitive documents of any size between supply chain partners and branch offices. GlobalSCAPE’s products are used by mid-sized and large enterprise companies, including virtually all of the Fortune 100, leading technology, banking, healthcare, and public sector organizations. Headquartered in San Antonio, TX. GlobalSCAPE is also the developer of CuteFTP, the most popular file transfer protocol application on the market. For more information on our risk-free purchase options, visit www.globalscape.com or call 800-290-5054 (US) or 210-308-8267 (international).

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2007 calendar year, filed on March 26, 2008 with the Securities and Exchange Commission.